Exhibit 99.1
Repros Therapeutics Inc. Provides Update for US Phase II Endometriosis Study and
Completion of QT Interval Dose Selection Screen
Company Provides Notice for Quarterly Conference Call to Be Held on Thursday,
August 21st at 12:00 Noon Central Time
THE WOODLANDS, Texas—(BUSINESS WIRE) August 18, 2008—Repros Therapeutics Inc. (NasdaqGM:RPRX) today announced that based on the robust efficacy demonstrated by Proellex® in the interim assessment of the Company’s Phase II endometriosis study, there are sufficient patients currently enrolled to provide for adequate power calculations for the Phase III endometriosis trials. Because of the profound effect noted in this interim analysis, the Company has decided to curtail further patient recruitment for the study. Based on this decision, greater than 40 patients will complete the four month study before yearend. The Company plans to request an end of Phase II meeting with the FDA before yearend and subsequently to commence the Phase III pivotal studies for Proellex in the treatment of endometriosis in the first half of 2009.
An interim analysis was completed and reported for the Proellex Phase II US study at the Company’s analyst day held in New York on July 24th, 2008. The interim results, based on the data of approximately seven patients per arm completing two months of the three armed double blinded four month study, showed that both Proellex doses, 25 and 50 mg, were very effective in reducing endometriosis associated pain (p < 0.01) after only two months of administration compared to placebo, using an FDA agreed endometriosis symptom score. Overall the reduction in non-narcotic and narcotic analgesic use for dysmenorrhea and non-menstrual abdominal and pelvic pain decreased significantly for both the 25 and 50 mg doses. Both active treatments resulted in more than 98% of days with no analgesic used compared with placebo requiring 52% of days with analgesic use (p 0.03 for both doses vs. placebo).
Furthermore, the Company has completed a dose tolerance study with doses of 100, 150 and 200 mg, the latter which is 4 times the maximum intended clinical dose, for the design of the thorough QT study. At these doses of 100, 150 and 200 mg administered to six different patients each for a period of seven days no adverse changes of QTc prolongation has occurred. Formal QT studies are conducted for five days. At 200 mg both headaches and constipation were noted in a significant number of the patients. The thorough QT protocol will include placebo, a positive control and both 50 and 150 mg Proellex. A request for a clinical guidance meeting will be made to the FDA in September 2008 and the study will commence thereafter in the 4th quarter of 2008 and have reportable results in the first quarter of 2009.
Live Conference Call Information
Repros management will hold a conference call to provide an update on the company’s current status and to answer questions at 12:00 noon Central Time on August 21, 2008.

Conference Call Information
Domestic callers: 866-559-7315
International callers: 404-665-9488
Conference ID: 60828548
A replay of the conference call will be available on the Repros website, www.reprosrx.com approximately 2 hours after the call ends.
About Repros Therapeutics
Repros Therapeutics focuses on the development of oral small molecule drugs for major unmet medical needs that treat male and female reproductive disorders.
Our lead drug, Proellex®, is a selective blocker of the progesterone receptor and is being developed for the treatment of symptoms associated with uterine fibroids and endometriosis. We are also developing Proellex as a short course pre-surgical treatment for anemia associated with excessive menstrual bleeding related to uterine fibroids. There is no currently-approved effective long-term orally administered drug treatment for uterine fibroids or endometriosis. In the United States alone, 300,000 women per year undergo a hysterectomy as a result of severe uterine fibroids.
Our second product candidate, Androxal®, is a single isomer of clomiphene citrate and is an orally active proprietary small molecule compound. We are developing Androxal for men with low testosterone and adult-onset idiopathic hypogonadotrophic hypogonadism (“AIHH”) with concomitant plasma glucose and lipid elevations, all of which are components of Metabolic Syndrome. We are also developing Androxal for men of reproductive age with low testosterone levels who want to improve or maintain their fertility and/or sperm function while being treated for low testosterone.
Any statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties, including Repros’ ability to raise additional capital in a timely manner and on acceptable terms or at all, Repros’ ability to have success in the clinical development of its technologies, the timing of enrollment and release of data in such clinical studies and the accuracy of such studies, limited patient populations of clinical studies to date and the possibility that final data may not be consistent with interim data and such other risks which are identified in the Company’s most recent Annual Report on Form 10-K and in any subsequent quarterly reports on Form 10-Q. These documents are available on request from Repros Therapeutics or at www.sec.gov. Repros disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
For more information, please visit the Company’s website at http://www.reprosrx.com.

Contact:	Joseph S. Podolski President & CEO (281) 719-3447